EXHIBIT 5

Templeton Global Income Fund Announces Results
of Special Meeting of Shareholders

Saba Capital Management, L.P. to Serve as the Fund's New Investment Adviser

Fund to Change Name to Saba Capital Income & Opportunities Fund II
(NYSE: SABA)

New York, NY - November 6, 2023 - Templeton Global Income Fund (NYSE: GIM) (the "Fund") today reported the results of its Special Meeting of Shareholders (the "Special Meeting") held on October 25, 2023.

The results show that all three proposals presented at the Special Meeting passed. Specifically, shareholders voted in favor of:

  The approval of a new investment management agreement between the Fund and Saba Capital Management, L.P. ("Saba") (the "New Management Agreement");

  The approval of making the Fund's investment objective "non-fundamental" to provide the Fund with greater investment flexibility; and

  The removal of the Fund's fundamental policy mandating that at least 65% of the Fund's total assets be invested in at least three countries and in various types of debt instruments.

The approval of the New Management Agreement follows the previously announced selection of Saba by the Fund's Board of Trustees (the "Board") to serve as the new investment adviser of the Fund (the "Adviser Transition"). The Fund sent a notice to Franklin Templeton Advisers, Inc. ("Franklin Advisers"), the current manager of the Fund, terminating the current investment management agreement between the Fund and Franklin Advisers. The Adviser Transition, whereby Saba will assume responsibility for providing investment management services to the Fund, will occur on or about the close of business on December 31, 2023. Saba intends to leverage its experienced team, sophisticated investment advisory platform, extensive resources and track record managing and operating various funds, including another publicly-traded closed-end fund, to expand the Fund's investment strategy consistent with the Fund's current investment objective to provide high current income and capital appreciation.

New Fund Name and Ticker Symbol

In connection with the Adviser Transition, the Fund's name will change to Saba Capital Income & Opportunities Fund II. The common shares of the Fund will continue to be listed on the New York Stock Exchange (the "NYSE") under the new ticker symbol "SABA."

The Fund has changed its fiscal year end and tax year end, effective October 31, 2023, from December 31 to October 31.

Tender Offer

Additionally, in an effort to enhance liquidity to shareholders ahead of the Adviser Transition; provide potential accretion to the Fund's net asset value ("NAV") per share; and seek to help narrow the NAV discount at which the Fund's shares trade, the Fund previously announced that the Board has approved the commencement of a cash tender offer for up to 45% of its outstanding common shares, no par value, at a price equal to 99% of the Fund's NAV per share as determined as of the close of the regular trading session of the New York Stock Exchange ("NYSE") on the day the tender offer expires. The tender offer will expire on November 9, 2023 at 5:00 p.m. Eastern time, unless otherwise extended.

Important Notice

This press release is for informational purposes only and shall not constitute a recommendation or an offer or a solicitation to buy any common shares. The offer to purchase Fund common shares is being made pursuant to the Fund's Offer to Purchase on Schedule TO, filed with the U.S. Securities and Exchange Commission ("SEC") on October 10, 2023, as amended. COMMON SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS, INCLUDING THE OFFER TO PURCHASE AND ANY SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF COMMON SHARES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Common shareholders may obtain a free copy of any of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Fund.

About Saba Capital

Saba Capital Management, L.P. is a global alternative asset management firm that seeks to deliver superior risk-adjusted returns for a diverse group of clients. Founded in 2009 by Boaz Weinstein, Saba is a pioneer of credit relative value strategies and capital structure arbitrage. Saba is headquartered in New York City. Learn more at www.sabacapital.com.

Contacts

Longacre Square Partners
Greg Marose / Charlotte Kiaie, 646-386-0091
gmarose@longacresquare.com / ckiaie@longacresquare.com